EXHIBIT 99C.3

CONSOLIDATED STATEMENTS OF                             U S WEST, Inc.
CASH FLOWS (UNAUDITED)                                   Year Ended
                                                        December 31,
In millions                                            1996     1995
---------------------------------------------------------------------
OPERATING ACTIVITIES
 Net income                                          $1,178   $1,317
 Adjustments to net income:
  Depreciation and amortization                       2,544    2,291
  Equity losses in unconsolidated ventures              346      207
  Gain on merger of joint venture interest                -     (157)
  Gains on sales of rural telephone exchanges           (59)    (136)
  Cumulative effect of change in accounting
   principle                                            (34)       -
  Deferred income taxes and amortization
   of investment tax credits                              5      274
 Changes in operating assets and liabilities:
   Restructuring payments                              (242)    (334)
   Postretirement medical and life costs,
    net of cash fundings                                 39      (24)
   Accounts and notes receivable                        (56)    (169)
   Inventories, supplies and other                       31      (79)
   Accounts payable and accrued liabilities             225       45
 Other - net                                             21      185
---------------------------------------------------------------------
Cash provided by operating activities                 3,998    3,420
---------------------------------------------------------------------
INVESTING ACTIVITIES
 Expenditures for property, plant and equipment      (3,071)  (2,825)
 Investment in international ventures                  (243)    (681)
 Proceeds from disposals of property,
  plant and equipment                                   189      201
 Cash from net investment in assets
   held for sale                                        213        -
 Other - net                                           (136)    (201)
---------------------------------------------------------------------
Cash (used for) investing activities                 (3,048)  (3,506)
---------------------------------------------------------------------
FINANCING ACTIVITIES
 Net proceeds from (repayments of) issuance of
  short-term debt                                     3,987   (1,281)
 Proceeds from issuance of long-term debt               383    2,732
 Repayments of long-term debt                        (4,699)  (1,058)
 Proceeds from issuance of trust
  originated preferred securities - net                 465      581
 Dividends paid on common and preferred stock          (948)    (929)
 Proceeds from issuance of common stock                 168       87
 Purchases of treasury stock                           (297)     (63)
---------------------------------------------------------------------
Cash (used for) provided by financing activities       (941)      69
---------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
 Increase (decrease)                                      9      (17)
 Beginning balance                                      192      209
---------------------------------------------------------------------
Ending balance                                         $201     $192
=====================================================================